WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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Exhibit No. 27
ENCORE COMPUTER CORPORATION
Financial Data Schedule
(in thousands except per share data)
For the three months ended March 30, 1997

 Cash and cash items                                   5,006
 Marketable securities                                     0
 Notes and accounts receivable-trade                  10,997
 Allowances for doubtful accounts                       -759
 Inventory                                            12,100
 Total current assets                                 28,134
 Property, plant and equipment                        82,002
 Accumulated depreciation                            -49,823
 Total assets                                         61,866
 Total current liabilities                            74,334
 Bonds, mortgages and similar debt                       612
 Preferred stock no mandatory redemption                  49
 Common stock                                            373
 Other shrhldrs' eq (Cap'l deficiency)               -14,590
 Total liabilities & equity                           61,866
 Sales of tangible products                            4,183
 Total revenues                                        8,333
 Cost of tangible goods sold                           7,176
 Total costs applicable to revenues                   11,445
 Other costs and expenses                                663
 Provision for doubtful accounts and notes               159
 Interest and amortization of debt discount            1,370
 Loss before taxes                                   -20,052
 Income tax expense                                      -29
 Net loss                                            -20,023
 Earnings per share-primary                            -0.60
 Earnings per share-fully diluted                      -0.10





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